File No. _________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

                                   ----------

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

A.       Name:

                  GE Institutional Funds

B.       Address of principal business office:

                  3003 Summer Street
                  Stamford, Connecticut 06905

C.       Telephone number:

                  (203) 326-4207

D.       Name and address of agent for service of process:

                  Matthew J. Simpson
                  GE Investment Management Incorporated
                  3003 Summer Street
                  Stamford, Connecticut 06905

         Copy to:

                  Stephen E. Roth, Esq.
                  Sutherland, Asbill & Brennan, L.L.P.
                  1275 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20004-2404

E.       Check appropriate box:

                  Registrant  is filing a  Registration  Statement  pursuant  to
                  Section   8(b)  of  the   Investment   Company   Act  of  1940
                  concurrently with the filing of Form N-8A:

                              Yes [x]      No [ ]

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Stamford, Connecticut on the 13th day of June, 1997.

                                            GE INSTITUTIONAL FUNDS
                                            (Registrant)


                                            By:  /s/ Michael J. Cosgrove
                                                 -------------------------------
                                                 Name:  Michael J. Cosgrove
                                                 Title:  President